UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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GREEN BRICK PARTNERS, INC.
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April 23, 2021

Dear Green Brick Partners, Inc. Stockholder:
You are invited to attend our 2021 Annual Meeting of Stockholders. Due to the public health impact of the COVID-19 pandemic, the annual meeting will be held exclusively online through a live internet webcast. There will be no physical meeting this year. You can find instructions on how to access the annual general meeting in the section of this proxy statement called “Questions and Answers About Voting.”
Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.
Your vote is important, and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card.
Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2020. I encourage you to read the Annual Report on Form 10-K for information about our performance in 2020.
We look forward to you joining us for the meeting.

Sincerely,

James R. Brickman
Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 23, 2021

The 2021 Annual Meeting of Stockholders of Green Brick Partners, Inc. (the “Annual Meeting”) will be held virtually at 10:00 a.m., Central Time, on June 2, 2021 for the following purposes:
1.To elect seven directors to serve until our 2022 Annual Meeting of Stockholders;
2.To ratify the appointment of RSM US LLP as our independent registered public accounting firm for 2021; and
3.To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.
As described in the attached proxy materials, you are entitled to attend the Annual Meeting if you were a stockholder of record as of the close of business on April 14, 2021 (the “Record Date”), or you were a beneficial holder on the Record Date and you register in advance. You will be able to virtually attend the Annual Meeting via the internet by accessing www.virtualshareholdermeeting.com/GRBK2021 and entering the 16-digit control number on the proxy card or Notice of Internet Availability of Proxy Materials you previously received.
To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.
By Order of the Board of Directors,

Richard A. Costello
Chief Financial Officer, Treasurer and Secretary

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2020 Annual Report on or about April 23, 2021.

This proxy statement and our 2020 Annual Report on Form 10-K are available at www.proxyvote.com.

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PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

2021 Annual Meeting of Stockholders

Date and Time:	Wednesday, June 2, 2021, at 10:00 a.m. Central Time
Place:	Virtual only at www.virtualshareholdermeeting.com/GRBK2021
Record Date:	April 14, 2021
Voting:	Each share of Common Stock outstanding at the close of business on the record date has one vote on each matter that is properly submitted for a vote at the annual meeting.

2020 Financial and Operational Highlights

Our Best Year Ever
2020 was a year full of the unexpected. A global pandemic shut down the economy for a period. The population responded by demanding single-family housing in low-tax jurisdictions. When it was all said and done, 2020 represented a sixth-consecutive record year for Green Brick Partners, Inc. and we believe positioned us for an even better 2021. We responded quickly and embraced technology to prioritize homebuyer and employee safety, including implementing remote closings, bolstering tools for digital homebuying, and offering remote work opportunities.

Delivering Stockholder Value

Our financial and operational performance has contributed to our ability to create significant stockholder value as we delivered 219% in Total Stockholder Return (“TSR”) for the five years ended December 31, 2020. As the chart below demonstrates, our TSR over that period surpassed the TSR of NASDAQ Composite Index (approximately 172%), S&P SmallCap 600 Index (approximately 79%) and the Russell 2000 Index (approximately 86%).

In 2020, we were proud to have our growth recognized by Fortune Magazine growth by awarding us a top 100 rank in their list of 100 fastest-growing companies in the world. We were also recognized by Forbes, which named us the 5th best small-cap (less than $2 billion market cap) public company in the country.
Proposals and Board Recommendations

Proposal		Board Recommendations
Proposal 1:	To elect seven directors to serve until our 2022 Annual Meeting of Stockholders.	FOR each director nominee
Proposal 2:	To ratify the appointment of RSM US LLP (“RSM”) as our independent registered public accounting firm for the 2021 fiscal year.	FOR

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Bylaws (the “Bylaws”) provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by our Board of Directors (the “Board”). Our Board currently has seven members. Directors are elected by plurality vote of the shares voting thereon. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled only by the affirmative vote of a majority of the remaining directors. Each director holds office until the next annual stockholder meeting or until the due election and qualification of his or her successor, or until such director’s death, removal or resignation.
The Governance and Nominating Committee works with our Board on an annual basis to determine the appropriate skills, qualifications and experience for each director and for our Board as a whole. In making its recommendation to the Board for a slate of directors for election by our stockholders, the Governance and Nominating Committee considers the criteria described in “Governance and Nominating Committee — Stockholder Nominations of Director Candidates” in this proxy statement.

Director Nominees
Our Board, upon the recommendation of the Governance and Nominating Committee, has nominated each of our current directors, David Einhorn, James R. Brickman, Elizabeth K. Blake, Harry Brandler, John R. Farris, Kathleen Olsen and Richard S. Press, to be elected to serve as a member of the Board for a one-year term expiring at the 2022 Annual Meeting of Stockholders and the due election and qualification of their respective successors, or such nominee’s death, removal or resignation.
Our current Board is comprised of:

James R. Brickman	Elizabeth K. Blake	Kathleen Olsen
David Einhorn	John R. Farris	Richard S. Press
Harry Brandler

The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Governance and Nominating Committee to determine that they should serve as our directors.

DIRECTOR NOMINEES

David Einhorn Director since: 2006 Co-Founder Age: 52

Background:

Since 1996, Mr. Einhorn has been the President of Greenlight Capital, Inc., which along with its affiliates is investment advisor to our principal stockholders. Mr. Einhorn serves as Chairman of Greenlight Capital Re, Ltd. (NASDAQ: GLRE). Mr. Einhorn received a Bachelor of Arts degree in Government from Cornell University.

Skills & Qualifications
The Board has nominated Mr. Einhorn because he provides the Board with crucial investment expertise and business experience.
Executive Leadership Industry Experience Investment and Capital Management

James R. Brickman Director since: 2014 Chief Executive Officer and Co-Founder Age: 69

Background:

Mr. Brickman has served as our Chief Executive Officer since 2014. Previously, Mr. Brickman was the founding manager and advisor of each of JBGL Capital LP since 2008 and JBGL Builder Finance LLC since 2010 (collectively “JBGL”), and became our Chief Executive Officer following our acquisition of JBGL in 2014. Prior to forming JBGL, Mr. Brickman was a manager of various joint ventures and limited partnerships that developed/built low and highrise office buildings, multifamily and condominium homes, single family homes, entitled land and supervised a property management company. He previously also served as Chairman and Chief Executive Officer of Princeton Homes Ltd. and Princeton Realty Corporation that developed land, constructed single family custom homes and managed apartments it built. Mr. Brickman has over 40 years’ experience in nearly all phases of real estate construction, development and real estate finance property management. He received a B.B.A. and M.B.A. from Southern Methodist University.

Skills & Qualifications
The Board has nominated Mr. Brickman because of his substantial experience in residential land development, the homebuilding industry and management, as well as intimate knowledge of the our business and operations.
Executive Leadership Industry Experience Human Resources and Talent Management

Elizabeth K. Blake Director since: 2007 Independent Age: 69 Committees: • Compensation • Governance and Nominating X(Chair)

Background:

Before retiring, Ms. Blake served as Senior Vice President — Advocacy, Government Affairs & General Counsel of Habitat For Humanity International Inc. from 2006 to 2014. Ms. Blake served on the Board of Patina Oil & Gas Corporation from 1998 through its sale to Noble Energy in 2005. From March 2003 to 2005, Ms. Blake was the Executive Vice President — Corporate Affairs, General Counsel and Corporate Secretary for US Airways Group, Inc. From April 2002 through December 2002, Ms. Blake served as Senior Vice President and General Counsel of Trizec Properties, Inc., a public real estate investment trust. Ms. Blake served as Vice President and General Counsel of General Electric Power Systems from 1998 to 2002. From 1996 to 1998, Ms. Blake served as Vice President and Chief of Staff of Cinergy Corp. Ms. Blake was with the law firm of Frost & Jacobs from 1982 and a partner from 1984 to 1996. From 1977 to 1982, she was with the law firm of Davis Polk & Wardwell in New York. She is past Chair of the Ohio Board of Regents. Ms. Blake received a Bachelor of Arts degree with honors from Smith College and her Juris Doctor from Columbia Law School, where she was a Harlan Fiske Stone Scholar.

Skills & Qualifications
The Board has nominated Ms. Blake because she provides the Board with extensive executive, corporate governance and risk management experience and leadership experience as an executive of the nation’s largest non-profit homebuilding corporation and as an officer and director with multiple public companies.
            Corporate Governance Legal Experience Risk Management

Harry Brandler Director since: 2014 Independent Age: 49

Background:
Before retiring in January 2019, Mr. Brandler served as the Chief Financial Officer of Greenlight Capital, Inc. from December 2001 to January 2019. Prior to joining Greenlight Capital, Inc., from 2000 to 2001, Mr. Brandler served as Chief Financial Officer of Wheatley Partners, a venture capital firm, where he oversaw the firm’s back office operations and restructured the firm’s marketing, client relations and technology. From 1996 to 2000, Mr. Brandler served as a Manager at Goldstein, Golub & Kessler, where he provided audit, tax and consulting services to investment partnerships and other financial organizations and where he was promoted to Manager in January 1999. Mr. Brandler received a B.S. in Accounting from New York University in 1993. Mr. Brandler was admitted as a Certified Public Accountant in New York in 1996.

Skills & Qualifications
The Board has nominated Mr. Brandler because of his substantial knowledge and experience in the areas of finance, accounting and management.
Executive Leadership Finance and Accounting Investment and Capital Management

John R. Farris Director since: 2014 Independent Age: 48 Committees: • Audit • Governance and Nominating

Background:

Since 2007, Mr. Farris has been the President of LandFund Partners, LLC and President of Commonwealth Economics, LLC. From 2008 to 2012, Mr. Farris served as an adjunct Professor of Economics and Finance at Centre College in Danville, Kentucky. Prior to forming LandFund Partners and Commonwealth Economics, LLC, from 2006 to 2007, Mr. Farris served as Secretary of the Finance and Administration Cabinet for the Commonwealth of Kentucky. He previously served on the board of directors for Farmers Capital Bank Corporation from 2010 to 2016. Mr. Farris received a B.S. from Centre College in 1995 and a M.P.A. from Princeton University in 1999.

Skills & Qualifications
The Board has nominated Mr. Farris because he brings to the Board a wealth of knowledge and experience in economics and finance and his experience with other boards.
Executive Leadership Corporate Governance Investment and Capital Management

Kathleen Olsen Director since: 2014 Independent Age: 49 Committees: • Audit (Chair) • Compensation • Governance and Nominating

Background:

Since 2011, Ms. Olsen has been a private investor. From 1999 through 2011, Ms. Olsen served as Chief Financial Officer of Eminence Capital, LLC, a long/short global equity fund. From 1993 to 1999, Ms. Olsen served as audit manager, specializing in investment partnerships, at Anchin, Block & Anchin LLP, a public accounting firm located in New York City. Ms. Olsen received a Bachelor of Science degree with honors from the State University of New York at Albany. Ms. Olsen is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants.

Skills & Qualifications
The Board has nominated Ms. Olsen because she has extensive knowledge of accounting and a background in finance which enables her to make valuable and important contributions to the Board.
Finance and Accounting Investment and Capital Management Executive Leadership

Richard S. Press Director since: 2014 Independent Age: 82 Committees: • Audit • Compensation (Chair)

Background:

Before retiring, Mr. Press was a Senior Vice President at Wellington Management from 1994 to 2006, where he started and built the firm’s insurance asset management practice. Prior to that, Mr. Press was a Senior Vice President of Stein Roe & Farnham from 1982 to 1994. Mr. Press has been a board member of Millwall Holdings PLC and Millwall Football Club, London since 2010; and is an emeritus member of the Board of Overseers Leadership Board of Beth Israel Deaconess Medical Center (Boston) having served since 2007. Previously he served on various committees of the Controlled Risk Insurance Company and the Harvard Risk Management Foundation from 2006 to 2017; served as a board member of the Housing Authority Insurance Group from 2008 to December 2014; and served as a board member and chairman of each of Transatlantic Holdings (NYSE: TRH) from August 2006 to March 2012 and Pomeroy IT Solutions (NASDAQ: PMRY) from July 2007 to November 2009. He was a founding member of the Board of Governors and the Advisory Board of the National Pediatric Multiple Sclerosis Center, Stony Brook University and Medical School, New York (2001 – 2013). Mr Press earned a B.A. in Economics from Brown University in 1960; and after serving in the US Army, he received his M.B.A. from Harvard Business School in 1964.

Skills & Qualifications
The Board has nominated Mr. Press because of his extensive background in finance and his public company board and committee experience.
Corporate Governance Risk Management Human Resources and Talent Management

Board Voting Recommendation
The Board recommends that stockholders vote “FOR” the election of each director nominee.

CORPORATE GOVERNANCE

Director Independence
Under the Nasdaq Listing Standards, independent directors are required to constitute a majority of our Board. Our Board makes a formal determination each year as to which of our directors and director nominees are independent. The Board has determined that the following directors or director nominees are independent within the meaning of the Nasdaq Listing Standards: Harry Brandler, Elizabeth K. Blake, John R. Farris, Kathleen Olsen and Richard S. Press.
In making its determination regarding the independence of Mr. Brandler, Ms. Olsen and Mr. Press, the Board considered that each of these individuals has invested in limited partnership interests in funds managed by Greenlight Capital, Inc. or its affiliates. We refer to these funds as the “Greenlight Funds”. However, because none of these directors has received any compensation from the Greenlight Funds, the Board has determined that such interests would not interfere with the exercise of independent judgment in carrying out the responsibilities of such directors.

Board Meetings/Attendance at Annual Meeting
The Board held six meetings in 2020. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served. Under our Corporate Governance Guidelines, directors are expected to attend Board meetings and meetings of committees on which they serve. Director attendance is not required at annual meetings of stockholders. Two members of the Board attended the 2020 Annual Meeting of Stockholders.

Board Leadership Structure
The positions of Chairman and CEO are held by two different individuals. David Einhorn serves as our Chairman and James R. Brickman serves as our CEO. Separating these positions allows our CEO to focus on our day-to-day business and operations, while allowing our Chairman to lead the Board in its fundamental role of providing advice to and oversight of management. The Chairman provides leadership to our Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas, in consultation with our CEO and the other officers and directors, facilitates communications among and information flow to directors, has the power to call special meetings of our Board and stockholders and presides at meetings of our Board and stockholders. The Chairman also advises and counsels our CEO and other officers. Pursuant to our Corporate Governance Guidelines, the non-employee directors and independent directors meet in executive session, without management present, at each of the regularly scheduled meetings of the Board, and at such other times as may be determined by a majority of the independent directors. In addition, at least once a year, only independent, non-employee directors shall meet in executive session. The Board does not currently have a lead independent director.

Board’s Role in Risk Oversight
The Governance and Nominating Committee is responsible for assisting the Board and its other committees that oversee specific risk-related issues and serves as a resource to management by overseeing our enterprise risk management functions, including those related to information technology security.
The Governance and Nominating Committee meets periodically with key members of management to review our business and agree upon our strategy and the risks involved with such strategy. Management and the Governance and Nominating Committee discuss the amount of risk we are willing to accept related to implementing our strategy. On a periodic basis management meets directly with the Governance and Nominating Committee to provide an update on key risks and the processes and systems to manage such risks. The Governance and Nominating Committee reviews and approves management’s enterprise risk policies, procedures and practices and periodically reviews and reports to the Board (a) the magnitude of all material business risks, (b) the enterprise risk policies, procedures and practices in place to manage material risks and (c) the overall effectiveness of the risk management process.

The Board approves actions surrounding our capital structure, debt agreements, and legal settlements to the extent applicable, and approves the annual budget. Key finance and accounting management meet directly with the Board to provide an update on our financial results. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

The Board delegates responsibility for overseeing certain financial risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding our financial risk assessment and risk management policies. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board.

Board Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Copies of the committee charters of each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee setting forth the respective responsibilities of the committees can be found under the “Investors & Governance – Board of Directors - Governance” section of our website at www.greenbrickpartners.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department. Each of the committees reviews, and revises if necessary, its respective charter not less than annually.
The table below sets forth the directors appointed to each of the committees:

Independent Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
Elizabeth K. Blake		Member	Chair
John R. Farris	Member		Member
Kathleen Olsen	Chair	Member	Member
Richard S. Press	Member	Chair

Audit Committee
Number of Meetings: 4
Responsibilities. The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. In accordance with its charter, the Audit Committee has responsibility for, among other things:

•retaining, compensating, overseeing and terminating any registered public accounting firm in connection with the preparation or issuance of an audit report, and approving all audit services and any permissible non-audit services provided by the independent registered public accounting firm;
•receiving direct reports from any registered public accounting firm engaged to prepare or issue an audit report;

•reviewing and discussing annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•reviewing with the independent registered public accounting firm any audit issues and management’s response;
•discussing earnings releases, financial information and earnings guidance provided to analysts and rating agencies;
•periodically meeting separately with management, internal auditors and the independent registered public accounting firm;
•establishing procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•obtaining and reviewing, at least annually, an independent registered public accounting firm report describing the independent registered public accounting firm internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent registered public accounting firm or any inquiry by governmental authorities;
•approving and recommending to the Board the hiring of any employees or former employees of the independent registered public accounting firm;
•retaining independent counsel and other outside advisors, including experts in the area of accounting, as it determines necessary to carry out its duties; and
•reporting regularly to the full Board with respect to any issues raised by the foregoing.
Independence and Financial Expertise. The Board reviewed the background, experience and independence of the Audit Committee members based primarily on the directors’ responses to questions relating to their relationships, background and experience. The Board has determined that each member of the Audit Committee is independent under the Nasdaq Listing Standards and meets the enhanced independence standards for audit committee members required by the Nasdaq Listing Standards and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). In addition, the Board has determined that all members of the Audit Committee are financially literate under the Nasdaq Listing Standards and Ms. Olsen has been determined to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC.

Compensation Committee

Number of Meetings: 4

Responsibilities. The Compensation Committee operates under a written charter adopted by the Board. In accordance with its charter, the Compensation Committee has responsibility for, among other things:
•reviewing key employee compensation policies, plans and programs;
•reviewing and approving the compensation of our CEO and other executive officers;
•reviewing and approving any employment contracts or similar arrangements between us and any of our executive officers;

•reviewing and consulting with our Chairman and CEO concerning performance of individual executives and related matters;
•reviewing and making recommendations to the Board regarding director compensation; and
•administering our stock plans, incentive compensation plans and other similar plans that the Board may from time to time adopt and exercising all the powers, duties and responsibilities of the Board with respect to the plans.
Independence. The Board reviewed the background, experience and independence of the Compensation Committee members based primarily on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the Nasdaq Listing Standards, including the heightened independence requirements specific to Compensation Committee members.

Governance and Nominating Committee

Number of Meetings: 4

Responsibilities. The Governance and Nominating Committee operates under a written charter adopted by the Board. In accordance with its charter, the Governance and Nominating Committee has responsibility for, among other things:
•recommending to the Board proposed nominees for election to the Board by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the Board to fill vacancies that occur between stockholder meetings;
•reviewing and approving or ratifying related party transactions under our Related Party Policy;
•making recommendations to the Board regarding corporate governance matters and practices; and
•assisting the Board and its other committees that oversee specific risk-related issues and serving as a resource to management by overseeing our enterprise risk management functions, including risks related to information technology security.
Consideration of Director Nominees. The Governance and Nominating Committee considers possible candidates for nominees for directors from many sources, including management and stockholders. The Governance and Nominating Committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the Governance and Nominating Committee. Although there are no minimum qualifications for nominees, the charter of the Governance and Nominating Committee requires that the Governance and Nominating Committee select nominees to become directors based on an assessment of the fulfillment of necessary independence requirements for the composition of the Board; the highest ethical standards and integrity; a willingness to act on and be accountable for Board decisions; an ability to provide wise, informed and thoughtful counsel to top management on a range of issues; and individual backgrounds that provide a diverse portfolio of experience and knowledge commensurate with the Board’s needs. Although no formal policy currently exists, the Governance and Nominating Committee seeks to promote through the nomination process an appropriate diversity of experience, expertise, education, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee.
Stockholder Nominations of Director Candidates. Stockholders can suggest qualified candidates for director by giving written notice to our Secretary at Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093. The notice should include the name and qualifications of the candidate and any supporting material the stockholder feels is appropriate. In considering any candidate proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the Board’s established criteria. The Governance and Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance and Nominating Committee.
A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an annual meeting of stockholders. For information regarding stockholder proposals for our 2022 Annual Meeting of Stockholders, see the section entitled “Other Matters — Stockholder Proposals for the 2022 Annual Meeting” in this proxy statement.

Other Corporate Governance Matters
Corporate Governance Guidelines. The Board has voluntarily adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. Corporate Governance Guidelines are available in the Investors & Governance section of our website at www.greenbrickpartners.com.
Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. This Code of Business Conduct and Ethics is posted on our website at www.greenbrickpartners.com. Any waivers of, or amendments to, our Code of Business Conduct and Ethics will be posted on our website and reported as required by the SEC.

Related Person Transaction Approval Policy
The Board has adopted a written policy for the review, approval and ratification of transactions with related persons. The policy covers related party transactions between us and any of our senior managers and directors or their respective affiliates, director nominees, 5% or greater security holders or family members of any of the foregoing. Related party transactions covered by this policy are reviewed by our Governance and Nominating Committee to determine whether the transaction is in our best interests and the best interests of our stockholders. As a result, approval of related party business will be denied if, among other factors, it is determined that the proposed transaction is not fair and reasonable and on terms no less favorable to us than could be obtained in a comparable arms-length transaction with an unrelated third party.

Transactions with Related Persons
During 2020, we held a ninety-percent membership interest and a ninety percent voting interest in CLH20, LLC (“CLH20”), the owner of Centre Living Homes, LLC (“Centre Living”), a builder that focuses on luxury townhomes in the Dallas, Texas market. The remaining ten percent of membership interests and voting interests in CLH20 is held by Trevor Brickman, son of our CEO James R. Brickman. During the year ended December 31, 2020, Trevor Brickman made cash contributions to Centre Living of $400,000.
In November 2020, Greenlight Capital, Inc, on behalf of itself and certain affiliates (collectively, “Greenlight”), exercised its registration rights pursuant to the Registration Rights Agreement, dated October 27, 2014, by and between us, certain affiliates of Greenlight Capital, Inc, James R. Brickman and certain family members of and trusts affiliated with James R. Brickman (the “Registration Rights Agreement”). The Registration Rights Agreement had been entered into in connection with our acquisition of JBGL Capital Companies and JBGL Builder Finance LLC and its consolidated subsidiaries. In connection with such rights, we filed a registration statement on Form S-3 and paid registration fees to the SEC on behalf of Greenlight of approximately $60,000.

DIRECTOR COMPENSATION
Annual Retainer
2020 Compensation – Our 2020 independent director compensation program consisted of an annual cash retainer of $80,000 paid quarterly in arrears and an equity grant of $90,000 in shares of restricted Common Stock. Our Chairman’s compensation package consisted of an annual cash retainer equal to $50,000 in 2020 but did not include an equity grant. Each director has the option to elect to receive all or a portion of his or her cash retainer in the form of shares of restricted Common Stock. Restricted stock awards, including equity received in lieu of cash, vest on the earlier of the anniversary of the grant date or the date of our next annual meeting of stockholders, provided that the director is then serving on the Board.

During the second quarter of 2020, in light of the uncertainty resulting from the onset of the COVID-19 pandemic at the time, each of our directors voluntarily agreed to reduce their cash retainers by 30% for the remainder of the year.

2021 Compensation – The compensation of our independent directors was last amended in March 2019. Effective January 1, 2021, the Board approved an increase in the cash portion of non-employee independent directors’ annual retainer to $100,000, to be paid quarterly in arrears, and an increase in the annual equity grant to $110,000 in shares of restricted Common Stock, effective upon reelection to the Board with the same vesting schedule. The Board also approved the first increase in the compensation of the Board’s Chairman since October 2016, to an annual cash retainer of $125,000, effective January 1, 2021.

Board Committee Fees

For 2020 and 2021, each of the Board committee chairs are entitled to an additional annual committee chair retainer of $20,000, $10,000 and $10,000 for the Audit Committee, Compensation Committee and Governance and Nominating Committee, respectively, payable quarterly in arrears.

2020 Director Compensation
The following table sets forth information regarding the compensation of our non-employee directors for 2020. Mr. Brickman, our Chief Executive Officer, is omitted from the table as he does not receive any additional compensation for his services as a director. For more information on Mr. Brickman’s compensation, see “Executive Compensation Information” beginning on page 20.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
David Einhorn	50,000	—	50,000
Elizabeth K. Blake(3)	6	172,188	172,194
Harry Brandler	62,007	95,656	157,663
John R. Farris	62,007	95,656	157,663
Kathleen Olsen(4)	82,007	95,656	177,663
Richard S. Press(5)	72,007	95,656	167,663

(1)Amount reflects the amount of annual retainer paid in cash and the cash received in lieu of partial shares for the equity portion of the annual retainer. As discussed above, directors may elect to receive shares of restricted Common Stock in lieu of the cash portion of the annual retainer.
(2)On June 23, 2020, each of our non-employee directors, other than Mr. Einhorn, was awarded shares of restricted Common Stock to pursuant to the 2014 Equity Plan. The restricted stock awards become fully vested on the earlier of (i) the first anniversary of the grant date, or (ii) the date of our 2021 Annual Meeting. If the director’s service terminates prior to the vesting date due to death, the shares of restricted Common Stock will become fully vested on the date of the director’s death. The grant date fair value of the restricted stock awards is included in the table in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock unit awards and the option awards, refer to Note 9 to our financial statements for the year ended December 31, 2020, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC. As of December 31, 2020, these were the only outstanding equity awards held by our non-employee directors.
(3)Ms. Blake elected to receive the cash portion of her annual retainer in shares. Fees paid in cash reflect the value of fractional shares. Includes $10,000 for her service as Chair of the Governance and Nominating Committee.
(4)Includes $20,000 for service as Chair of the Audit Committee.
(5)Includes $10,000 for service as Chair of the Compensation Committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee of our Board has appointed RSM to continue to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
RSM has served as our independent registered public accounting firm since August 2016. The Audit Committee considers RSM to be well qualified and believes that the continued retention of RSM is in the best interests of us and our stockholders. We are asking our stockholders to ratify the selection of RSM as our independent registered public accounting firm for 2021. Although stockholder ratification of the selection of RSM is not required by our Bylaws or otherwise, the Board is submitting the appointment of RSM to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders do not ratify the selection of RSM, the Audit Committee may in its discretion reconsider the selection of RSM. Ratification of the selection of RSM will not limit the Audit Committee’s authority to terminate the engagement of RSM or direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
We expect a representative of RSM to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and will also be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees
Fees for professional services provided by RSM for the fiscal years ended 2020 and 2019, including related expenses, are as follows:

	2020	2019
Audit fees (1)	$653,886	$759,839
Audit-related fees (2)	65,000	—
Tax fees	—	—
All other fees	—	—
Total fees	$718,886	$759,839

(1)Audit fees for 2020 and 2019 include fees for professional services rendered by RSM for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, and audit of our internal control over financial reporting.
(2)Audit-related fees for 2020 include fees related to consents and a comfort letter related to our secondary offering.

Audit Committee Approval of Audit and Non-Audit Services
The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Any tax consultation or other consulting services proposed to be provided by RSM are considered for approval by the Audit Committee on a project-by-project basis. Non-audit and other services provided by the independent registered public accounting firm will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence.

Board Voting Recommendation
The Board recommends that stockholders vote “FOR” ratification of the appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

AUDIT COMMITTEE REPORT

The Audit Committee selects, evaluates and, where deemed appropriate, replaces Green Brick’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.
The Audit Committee also oversees the accounting and financial reporting processes of Green Brick on behalf of the Board. Management is primarily responsible for Green Brick’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Green Brick’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), evaluating and reporting upon the effectiveness of internal controls and issuing a report on Green Brick’s consolidated financial statements.
In fulfilling its responsibilities, the Audit Committee reviewed Green Brick’s audited financial statements for fiscal 2020 and held discussions with management and the Company’s independent registered public accounting firm, RSM US LLP (“RSM”) regarding the quality of the accounting principles reflected in the financial statements. In the discussions related to Green Brick’s consolidated financial statements for fiscal year 2020, management represented to the Audit Committee, and RSM concurred, that Green Brick’s consolidated financial statements for fiscal year 2020 were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee discussed the consolidated financial statements with RSM.
The Audit Committee discussed with RSM matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees”. RSM also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB’s Independence Standards Board Standard No. 1 regarding RSM’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with RSM the accounting firm’s independence.
Based upon the Audit Committee’s review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2020 be included in Green Brick’s annual report for filing with the SEC.

The Audit Committee:
Kathleen Olsen, Chair
John R. Farris
Richard S. Press

April 19, 2021

EXECUTIVE COMPENSATION INFORMATION

Our named executive officers (“NEOs”) for 2020 are:
•James R. Brickman, Chief Executive Officer;
•Richard A. Costello, Chief Financial Officer; and
•Jed Dolson, Chief Operating Officer.

Mr. Brickman is a NEO based on his position as our Chief Executive Officer. Messrs. Dolson and Costello are NEOs by reason of being our two most highly compensated executive officers other than its Chief Executive Officer who were serving as executive officers as of December 31, 2020.

James R. Brickman – Mr. Brickman’s biographical information is set forth in “Proposal 1: Election of Directors” in this proxy statement.

Richard A. Costello – Mr. Costello, age 62, has been our Chief Financial Officer since April 2015. From January 2015 until his appointment as Chief Financial Officer, Mr. Costello served as our Vice President of Finance. Mr. Costello has over 25 years of financial and operational experience in all aspects of real estate management, including 16 years at GL Homes of Florida, one of the largest private developers and homebuilders in Florida. There he served as Chief Financial Officer and Chief Operating Officer as well as in other senior financial management roles. Prior to joining GL Homes, Mr. Costello worked for six years as AVP-Finance of Paragon Group, a regional commercial real estate developer, and for four years as an auditor for KPMG LLP. Mr. Costello received a B.S. in Accounting from the University of Central Florida and his M.B.A. from Kellogg School of Northwestern University.

Jed Dolson – Mr. Dolson, age 43, has been our Chief Operating Officer since September 2020. Prior to that time, he was our President of the Texas region since 2017. Prior to that time, he was Head of Land Acquisition and Development from September 2013. From March 2010 to September 2013, Mr. Dolson served as a managing member of Pecos One LLC, a consulting firm that provided services to JBGL. Previously, Mr. Dolson served five years as Director of Development for a local private residential developer, and prior to that he worked for three years at Jones & Boyd Engineering. Mr. Dolson received a B.S. degree in Civil Engineering from Texas A&M University and a M.S. in Civil Engineering from Stanford University.

Summary Compensation Table
The following table summarizes the total compensation awarded to, earned by, or paid to each of our NEOs during the fiscal years ended December 31, 2019 and December 31, 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
James R. Brickman, Chief Executive Officer	2020	1,500,000		225,000	(2)	750,137	(3)	1,000,000	8,550	3,483,687
	2019	1,416,667		—		700,000		750,137	10,400	2,877,204
Richard A. Costello, Chief Financial Officer	2020	400,000		62,500	(2)	200,000	(3)	200,000	4,205	866,705
	2019	400,000		—		160,000		200,000	9,400	769,400
Jed Dolson, Chief Operating Officer	2020	559,103	(1)	150,000	(2)	650,000	(3)	586,151	20,718	1,965,972
	2019	550,000		100,000		550,000		550,000	20,600	1,770,600

(1)    In connection with his new employment agreement, Mr. Dolson’s annual base salary was increased, effective October 27, 2020, from $550,000 to $600,000.
(2)    Reflects the 50% cash component of the additional bonuses awarded to the NEOs by the Compensation Committee with respect to their performance in 2020. The 50% stock component of each of the additional bonuses is included in the Stock Awards column in the year in which the stock was awarded. See note 5 below for the full amount of the additional bonuses.

(3)    Reflects the 50% of the annual incentive bonus and additional bonuses, if any, awarded to the NEOs in March 2020 with respect to their performance during the year ended December 31, 2019.
(4)    The amounts in this column represent the aggregate grant date fair value of the Common Stock issued to Messrs. Brickman, Costello and Dolson in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock unit awards and the option awards, refer to Note 9 to our financial statements for the year ended December 31, 2020, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.
(5)    On March 10, 2021, the Compensation Committee approved the following annual incentive bonuses and additional bonuses to the NEOs for 2020 performance. The Compensation Committee elected to pay 50% of the Annual Incentive Bonus and 50% of the Additional Bonus in shares of our Common Stock.

2020 Performance Based Compensation
	Annual Incentive Bonus		Additional Bonus
Name	Cash ($)	Stock ($)	Cash ($)	Stock ($)	Total ($)
James R. Brickman	1,000,000	1,000,000	225,000	225,000	2,450,000
Richard A. Costello	200,000	200,000	62,500	62,500	525,000
Jed Dolson	586,151	586,151	150,000	150,000	1,472,302

In accordance with the SEC rules, (i) the cash component of the annual incentive bonus is reflected in the “Non-Equity Incentive Plan Compensation” column in the year for which compensation was awarded, and (ii) the cash component of the additional bonus is reflected in the “Bonus” column in the year for which compensation was awarded. The stock component of the annual incentive bonus and the additional bonus is reflected in the “Stock Awards” column in the year in which the stock was awarded (i.e. the amounts set forth in the table above will be included in the 2021 summary compensation table).
(6)    The table below includes items of All Other Compensation paid to the NEOs in 2020

All Other Compensation
Name	401(k) Employer Match ($)	Car and Cell Phone Allowance ($)	Gym Membership ($)	Total ($)
James R. Brickman	8,550	—	—	8,550
Richard A. Costello	4,205	—	—	4,205
Jed Dolson	8,550	10,200	1,968	20,718

Narrative Accompanying Summary Compensation Table
Employment Agreements
We have entered into an employment agreement with each of our NEOs, as described below.
James R. Brickman
On July 22, 2019, we entered into a new employment with Mr. Brickman for a term of an additional five years (the “Brickman Employment Agreement”) which was effective upon expiration of his prior employment agreement. The Brickman Employment Agreement is materially consistent with Mr. Brickman’s prior employment agreement, with the exception that (i) it increased Mr. Brickman’s base salary to $1,500,000 as of November 1, 2019, (ii) increased his annual bonus targets and (iii) provided a new change of control payment provision (see discussion under “Potential Payments Upon Termination of Employment or Change in Control” below). The annual bonus target award will equal (i) 133% of Mr. Brickman’s base for 2020, (ii) 180% of his base salary for 2021, (iii) 206.7% of his base salary for 2022, (iv)

220% of his base salary for 2023 and (v) 233% of his base salary for 2024 for the period prior to expiration, which will be earned based on performance metrics set by the Compensation Committee annually. If Mr. Brickman’s Employment Agreement is not renewed at the end of the employment period, Mr. Brickman will be entitled to a prorated bonus for 2024 based on the actual performance results for that year payable at the same time all other bonuses are paid. The annual bonus may be payable partially in cash and partially in equity, as determined by the Board. During the employment period, Mr. Brickman is also eligible to participate in all our retirement, compensation and employee benefit plans, practices, policies and programs to the extent applicable generally to senior executives (other than severance plans, policies, practices or programs).
Richard A. Costello
On October 26, 2020, prior to the expiration of Mr. Costello’s 2018 employment agreement, which expired on January 15, 2021, we renewed our employment agreement with Mr. Costello (the “Costello Employment Agreement”) extending the term of his employment as Chief Financial Officer for an additional three years. The Costello Employment Agreement (i) increased Mr. Costello’s annual base salary to $450,000, commencing January 15, 2021, and (ii) increased his target bonus to $550,000 for the fiscal years ending December 31, 2021, 2022 and 2023, which will be earned based on performance metrics set by the Compensation Committee annually. If Mr. Costello’s Employment Agreement is not renewed at the end of the employment period, Mr. Costello will be entitled to a prorated bonus for 2023 for the period prior to expiration, based on the actual performance results for that year payable at the same time all other bonuses are paid. Any annual bonus may be payable partially in cash and partially in equity, as determined by the Compensation Committee. During the employment period, Mr. Costello is also eligible to participate in all our retirement, compensation and employee benefit plans, practices, policies and programs to the extent applicable generally to senior executives (other than severance plans, policies, practices or programs).
Jed Dolson
On September 10, 2020, in connection with Mr. Dolson’s promotion to Chief Operating Officer and the expiration of his prior employment agreement, we entered into a new employment agreement with Mr. Dolson (the “Dolson Employment Agreement”), extending the term of his employment for an additional three years. The Dolson Employment Agreement (i) increased Mr. Dolson’s annual base salary to $600,000 and (ii) increased his target bonus to $1,506,000 for the fiscal year ending December 31, 2021, $1,700,000 for 2022 and $1,800,000 for 2023 which will be earned based on performance metrics set by the Compensation Committee annually. If Mr. Dolson's Employment Agreement is not renewed at the end of the employment period, Mr. Dolson will be entitled to a prorated bonus for 2023 for the period prior to expiration, based on the actual performance results for that year payable at the same time all other bonuses are paid. The annual bonus may be payable partially in cash and partially in equity, as determined by the Compensation Committee. Under the Dolson Employment Agreement, Mr. Dolson may also become eligible for a special bonus in connection with his performance, payable partially in cash and partially in equity, or a combination thereof, as determined by the Compensation Committee. Mr. Dolson is also eligible to participate in all our retirement, compensation and employee benefit plans, practices, policies and programs to the extent applicable generally to senior executives (other than severance plans, policies, practices or programs). Mr. Dolson also continues to be eligible to receive a car, cell phone and toll road allowance.

Annual Incentive Bonus
Target Annual Bonus Awards – For 2020, our NEOs had the following target annual bonus awards as set forth in their respective employment agreements:

Executive	Target Bonus for 2020
James R. Brickman	$2,000,000
Richard A. Costello	$400,000
Jed Dolson(1)	$1,172,302
(1) In connection with his promotion to Chief Operating Officer and his renewal of his employment agreement, Mr. Dolson’s bonus potential was increased to $1,506,000 for the year ended December 31, 2021

Performance Metrics – For 2020, the annual incentive bonus award for each of our NEOs was based on the following:
•25% of the target bonus was based upon pre-tax income;
•25% of the target bonus was based upon outperforming peers on operational and financial metrics; and
•50% was based on the individual achieving pre-approved qualitative metrics.

With respect to each of the quantitative metrics, the Compensation Committee set three performance levels: (i) a minimum performance level, below which no portion of the quantitative bonus would be earned, (ii) a second performance level, which would earn 33% of the portion of the quantitative bonus and (iii) a target performance level, above which 100% of the quantitative bonus would be earned. The target performance level was set at a challenging level that was reasonably attainable if we met our performance objectives.

In March 2021, the Compensation Committee reviewed our performance and, based on the audited financial statements filed with our Form 10-K, determined that (1) our Pre-Tax Income for 2020 significantly exceeded the target performance level set at the beginning of the year, (2) we met our peer comparison metrics at 91.67% and (3) each of our NEOs met or exceeded their qualitative metrics. Based on these three evaluations, the Compensation Committee awarded each of Messrs. Brickman, Costello and Dolson 100% of his respective target award, payable 50% in cash and 50% in shares of stock. The portion that was payable in stock was granted as an “Other Stock-Based Award” under the 2014 Equity Plan, calculated at the Fair Market Value (as defined in the 2014 Equity Plan) of stock as of the award date and the shares were fully vested upon grant.

Additional Bonuses

Despite the COVID-19 pandemic, 2020 was a watershed year for our company and we produced record financial and operational results led by our strong management team that was prepared to capitalize on opportunities that presented themselves in the market. In mid-March when the COVID-19 pandemic first hit, our management team took swift and effective steps to address the health and safety of our employees and customers, reduce expenses to align with economic conditions and preserve liquidity. Once housing market demand resurged, our management team managed the increased demand and volatile supply chain to deliver record results and position us to deliver strong growth into 2021. Specifically, we achieved:

•Total revenues of $976.0 million, which represented a 23.3% increase as compared to the prior year;
•Net income attributable to Green Brick Partners of $113.7 million, which represented a 94% increase as compared to the prior year;
•An increase of 26.1% in new home deliveries in the second half of 2020 and an increase of 62.9% of net new home orders in the second half of 2020 as compared to the prior year period;
•A year-end backlog of $686.9 million, up 98% for the prior year-end; and
•Lots owned and controlled reached a record 14,468 lots as of year-end, up 58% from June 30, 2020, providing us significant inventory for growth.

To properly compensate and retain the best leadership, the Compensation Committee exercised its discretion to reward the NEOs with additional bonuses for delivering outstanding results. Specifically, the Compensation Committee approved additional bonuses of $450,000 for Mr. Brickman, $125,000 for Mr. Costello and $300,000 for Mr. Dolson. The bonuses were paid 50% in cash and 50% in shares of our Common Stock.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth the outstanding equity awards for our NEOs as of December 31, 2020.

Option Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Share)	Option Expiration Date
James R. Brickman	500,000(1)	—	$7.4861	10/27/2024
Richard A. Costello	—	—	—	—
Jed Dolson	—	—	—	—

(1)These options are fully vested.

Potential Payments Upon Termination of Employment or Change in Control
Our employment agreements with Messrs. Brickman, Costello and Dolson provide for payments upon termination or, with respect to Mr. Brickman and Mr. Costello, a Change in Control under certain circumstances. The material terms of these payment provisions for the employment agreements in effect as of December 31, 2020 are as follows.
Termination Without Cause or for Good Reason

    Pursuant to their respective employment agreements, each of Messrs. Brickman, Costello and Dolson are entitled to receive a severance payment if he is terminated by us without Cause or if he resigns for Good Reason, in each case, subject to the executive’s (i) execution of a release of claims in a form reasonably acceptable to us and (ii) compliance with the material terms of his employment agreement or any other agreement between us and the executive.

    Brickman - In the event that Mr. Brickman’s employment is terminated by us without Cause, other than due to death or disability, or Mr. Brickman resigns for Good Reason, we will provide Mr. Brickman with severance in an amount equal to two times the sum of his base salary and his target bonus for the year of termination. Consequently, if Mr. Brickman’s employment had been terminated without Cause, or if he had resigned for Good Reason, on December 31, 2020, Mr. Brickman would have been eligible to receive a cash severance payment equal to $7,000,000, calculated as two times the sum of (i) base salary ($1,500,000) plus (ii) target bonus for year of termination ($2,000,000).

    Costello – In the event that Mr. Costello’s employment is terminated by us without Cause, other than due to death or disability, or Mr. Costello resigns for Good Reason, we will provide Mr. Costello with severance in an amount equal to the sum of his base salary and his target bonus for the year of termination. Consequently, if Mr. Costello’s employment had been terminated without Cause, or if he had resigned for Good Reason, on December 31, 2020, Mr. Costello would have been eligible to receive a cash severance payment equal to $800,000, calculated as the sum of (i) base salary ($400,000) plus (ii) target bonus for year of termination ($400,000).

    Dolson – In the event that Mr. Dolson’s employment is terminated by us without Cause, other than due to death or disability, or Mr. Dolson resigns for Good Reason, we will provide Mr. Dolson with severance in an amount equal to one and one half times the sum of (x) his base salary and (y) his annual bonus in respect of the year preceding the year of termination. Consequently, if Mr. Dolson’s employment had been terminated without Cause, or if he had resigned for Good Reason, on December 31, 2020, Mr. Dolson would have been eligible to receive a cash severance payment equal to $1,725,000, calculated as one and one-half times the sum of (i) base salary ($600,000) plus (ii) bonus amount in year prior to termination ($550,000).
    Relevant Definitions. For purposes of the severance payments discussed above, the relevant definitions are as follows:
•“Cause,” shall mean the executive’s: (i) commission of a felony or a crime of moral turpitude, (ii) engaging in conduct that constitutes fraud or embezzlement, (iii) engaging in conduct that constitutes gross negligence or willful misconduct that results or could reasonably be expected to result in harm to our business or reputation, (iv) breaching any material terms of the executive’s employment or (v) continued willful failure to substantially perform executive’s duties.
•“Good Reason,” means any of the following actions taken by us without the executive’s written consent: (i) any material failure by us to fulfill our obligations under the respective employment agreement, (ii) a material and adverse change to, or a material reduction of, the executive’s duties and responsibilities or, following a Change in Control, a change in the executive’s reporting position such that the executive no longer reports directly to the board of directors of the parent corporation in a group of controlled corporations and other entities, (iii) a material reduction in executive’s then current Annual Base Salary (not including any broader compensation reductions by the Board that are not limited to the executive specifically and do not reduce the executive’s salary by more than 10% in the aggregate) or (iv) the relocation of executive’s primary office to a location more than fifty (50) miles from the prior location, which materially increases executive’s commute to work.
Change in Control
    In accordance with his employment agreement, to the extent that Mr. Brickman is terminated without Cause, other than due to death or disability, or resigns for Good Reason within 24 months following a Change in Control, his severance amount will be increased from two times (2x) to three times (3x) the sum of his base salary and his target bonus for the year of termination. Consequently, had Mr. Brickman been terminated without Cause or resigned for Good Reason as of December 31, 2020 and such termination had occurred within 24 months of a Change in Control, Mr. Brickman would have been eligible to receive a cash severance payment equal to $10,500,000, calculated as three times the sum of (i) base salary ($1,500,000) plus (ii) target bonus for year of termination ($2,000,000). In accordance with his employment agreement, upon a Change of Control, Mr. Costello is entitled to receive a lump sum payment of $250,000.
    For purposes of the potential payments to both Mr. Brickman and Mr. Costello, a “Change in Control” will be deemed to have occurred when: (i) any person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then-outstanding securities; (ii) a majority our Board is not constituted of (A) individuals who were on our Board as of the date of the respective employment agreement and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by our Board or nomination for election by our stockholders was approved or recommended by a vote of at least two-thirds of the incumbent directors; (iii) a merger or consolidation of our company is consummated, other than (A) a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (iv) a liquidation or dissolution of our company.
Termination for Cause or Upon Death or Disability
    In accordance with their respective employment agreements, upon a termination for Cause or upon death or Disability, each of Messrs. Brickman, Costello and Dolson will only be entitled to receive any previously accrued obligations.
General Provisions
    Clawback Provision. Pursuant to the employment agreement for each NEO, we may claw back from the NEO any bonus and equity-based compensation received in a prior year if we are required to restate financial results due to material non-compliance with applicable financial reporting requirements.
    Restrictive Covenants. Each employment agreement provides for a (i) 12-month post-termination non-competition covenant relating to our competitors, (ii) 12-month post-termination non-solicitation covenant in respect of our employees, consultants, vendors, customers and similar business relationships and (iii) perpetual confidentiality and non-disparagement covenants.
    Excise Tax. Pursuant to the employment agreements of Mr. Costello and Mr. Dolson, in the event that any payments made in connection with a termination of employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then, subject to limitations, the payments would be reduced to the minimum extent necessary to ensure no portion of such payment is subject to the excise tax. Mr. Brickman’s employment agreement requires a “best net” approach, under which payments and benefits will be reduced to avoid triggering excise tax if the reduction would result in a greater after-tax amount for Mr. Brickman compared to the amount he would receive net of the excise tax if no reduction were made.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock that may be issued as of December 31, 2020 under the 2014 Equity Plan, which is our only existing equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	500,000	$7.4861	1,482,794
Equity compensation plans not approved by security holders	—	—	—
Total	500,000	$7.4861	1,482,794

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of April 14, 2021, by:
•each of our named executive officers;
•each of our directors and director nominees;
•all current directors and executive officers as a group; and
•each person known to us to be beneficially own 5% or more of the outstanding shares of Common Stock.
For purposes of this table, the number of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. To our knowledge, except as otherwise indicated in the footnotes below, the reporting person has sole voting and dispositive power with respect to all shares beneficially owned.
As of April 14, 2021, there were 50,732,276 shares outstanding.

Beneficial Owner	Total Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
James R. Brickman (1)	2,019,317	3.9%
Richard A. Costello	76,779	*
Jed Dolson	207,992	*
David Einhorn (2)	17,427,590	34.4%
Elizabeth K. Blake	172,132	*
Harry Brandler (3)	66,834	*
John R. Farris	136,628	*
Kathleen Olsen	64,922	*
Richard S. Press	96,281	*
All Directors and Executive Officers as a group, 9 persons (4)	20,268,475	39.6%
Greenlight Capital Inc. and its affiliates (2)	17,427,590	34.4%
BlackRock, Inc. (5)	3,120,097	6.2%
________________________________
* Less than 1% of outstanding shares.
Unless otherwise indicated, the address for all beneficial owners is c/o Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093.

(1)Includes 500,000 shares issuable upon exercise of vested stock options.
(2)The shares owned by Greenlight Capital, Inc. et al. is based solely on the Schedule 13D (Amendment No. 16) filed with the SEC on February 10, 2021 by Greenlight Capital, Inc. Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment advisor for Greenlight Capital Offshore Partners, Ltd., and as such has voting and dispositive power over 8,592,845 shares of common stock held by Greenlight Capital Offshore Partners, Ltd. DME Advisors, LP (“DME Advisors”) is the investment advisor for Solasglas Investments, LP, and as such has voting and dispositive power over 2,740,190 shares of common stock held by Solasglas Investments, LP. DME Capital Management, LP (“DME Management”) (i) is the investment manager for Greenlight Capital Offshore Master, Ltd., and as such has voting and dispositive power over 5,235,633 shares of common stock held by Greenlight Capital Offshore Master, Ltd., and (ii) manages a portfolio for a private investment fund, and as such has voting and dispositive power over 850,000 shares of common stock held by such private investment fund. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors and DME Management, and as such has voting and dispositive power over 8,825,823 shares of common stock. David Einhorn, one of our directors, is the principal of Greenlight Inc., DME Advisors, DME Management and DME GP, and as such has voting and dispositive power over 17,418,668 shares of common stock held by these affiliates of Greenlight, Inc. The 17,418,668 shares includes 8,476,863 shares of common stock which are pledged or held in one or more margin accounts. Each of Mr. Einhorn, Greenlight Inc., DME Advisors, DME Management and DME GP disclaims beneficial ownership of these shares of common stock, except to the extent of any pecuniary interest therein. The principal business address of Greenlight Capital, Inc. is 2 Grand Central Tower, 140 East 45th Street, 24th Floor, New York, NY 10017.
(3)Includes 49,176 shares held by Brandler LLC, of which Mr. Brandler is a manager. Mr. Brandler disclaims beneficial ownership of the shares of Green Brick Partners directly held by Brandler LLC, except to the extent of his pecuniary interest therein.
(4)Includes (i) 500,000 shares issuable upon exercise of vested stock options held by Mr. Brickman and (ii) 17,418,668 shares held by Greenlight Capital, Inc., and its affiliates described in Note 2, for which one of our directors, David Einhorn may be deemed to beneficially own due to his indirect voting and dispositive power over such shares.
(5)According to the Schedule 13G filed on February 2, 2021, by BlackRock, Inc. (“BlackRock”), of the 3,120,097 shares beneficially owned, BlackRock has (i) sole voting power with respect to 3,032,529 shares, and (ii) sole investment power with respect to all 3,120,097 shares. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

QUESTIONS AND ANSWERS ABOUT VOTING
Q:    Who may vote at the Annual Meeting?

A:    You may vote all of the shares of our Common stock that you owned at the close of business on April 14, 2021, the record date. On the record date, there were 50,732,276 shares of our Common Stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our Common Stock held by you on all matters presented at the meeting.

Q:    What constitutes a quorum, and why is a quorum required?

A:    We are required to have a quorum of stockholders present to conduct business at the meeting. The presence at the meeting, by virtual attendance accessing www.virtualshareholdermeeting.com/GRBK2021 or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:    What is the difference between a stockholder of record and a beneficial owner?

A:    If your shares are registered directly in your name with our transfer agent Broadridge Corporate Issuer Solutions, Inc., you are considered the “stockholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials (“Notice”) has been forwarded to you by your nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

Q:    How do I vote?

A:    If you are a stockholder of record, you may vote:

    Via Internet

    By telephone

    By mail, if you have received a paper copy of the proxy materials

    At the virtual meeting

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. You may also vote by electronic ballot at the Annual Meeting.

If you are a beneficial stockholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, you will need the 16-digit control number representing such shares.

Q:    What am I voting on?

A:    At the Annual Meeting you will be asked to vote on the following two proposals. Our Board recommendation for each of these proposals is set forth below.

	Proposal	Board Recommendations
Proposal 1:	Election of Directors	FOR each director nominee
Proposal 2:	Ratification of RSM US LLP as our independent registered public accounting firm	FOR
We will also consider other business that properly comes before the meeting in accordance with Delaware law and our Bylaws.

Q:    What happens if additional matters are presented at the Annual Meeting?

A:    Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, James R. Brickman and Richard A. Costello, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our Bylaws.

Q:    What if I abstain on a proposal?

A:    If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:    What is the required vote for approval of each of the proposals and what is the impact of abstentions?

A:

	Proposal	Vote Required for Approval	Abstentions
Proposal 1:	Election of Directors	Majority of votes cast	No impact
Proposal 2:	Ratification of RSM US LLP as our independent registered public accounting firm	Majority of votes cast	No impact
A proposal has received a majority of the votes cast if there was a majority of the votes cast by the stockholders entitled to vote thereon who are present personally or represented by proxy. Consequently, abstentions will have no impact on the results, as they are not counted as votes cast.

Q:    What if I sign and return my proxy without making any selections?

A:    If you sign and return your proxy without making any selections, your shares will be voted “FOR” Proposals 1 and 2. If other matters properly come before the meeting, James R. Brickman and Richard A. Costello will have the authority to vote on those matters for you at their discretion. As of the date of this proxy, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:    What if I am a beneficial stockholder and I do not give the nominee voting instructions?

A:    If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

	Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
Proposal 1:	Election of Directors	No	None
Proposal 2:	Ratification of RSM US LLP as our independent registered public accounting firm	Yes	Not Applicable

Q:    Can I change my vote after I have delivered my proxy?

A:    Yes. You may revoke your proxy at any time before its exercise. You may change your vote prior to the Annual Meeting by:

•Delivering a new signed proxy via mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717;

•By voting again via telephone or internet prior to the Annual Meeting; or

•You may also revoke your proxy by voting by electronic ballot at the Annual Meeting.

If you are a beneficial stockholder, you must contact your nominee to change your vote or obtain     a proxy to vote your shares if you wish to cast your vote at the meeting.

Q:    Who can attend the Annual Meeting?

A:    You are entitled to virtually attend the Annual Meeting if you were a stockholder of record as of the close of business on April 14, 2021, the record date, or you were a beneficial holder on the record date and you register in advance and hold a legal proxy for the Annual Meeting provided by your bank, broker, or nominee. You will be able to virtually attend the Annual Meeting via the internet by accessing www.virtualshareholdermeeting.com/GRBK2021 and entering the 16-digit control number on the proxy card or Notice of Internet Availability of Proxy Materials you previously received.

Q:    If I plan to attend the Annual Meeting, should I still vote by proxy?

A:    Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again during the meeting unless you want to change your vote. Electronic ballots will be available on the virtual meeting platform.

Q:    Where can I find voting results of the Annual Meeting?

A:    We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Q:    Who should I call with other questions?

A:    If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093. Attention: Richard A. Costello, Chief Financial Officer, Treasurer and Secretary, or by calling (469) 573-6755.

OTHER MATTERS
Stockholder Proposals for the 2022 Annual Meeting
In order to be considered for inclusion in our proxy statement for the 2022 Annual Meeting of Stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is the close of business on December 27, 2021. Eligible stockholders who seek to submit a proposal for inclusion in our proxy statement must comply with all applicable Bylaws and SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Additionally, pursuant to the advance notice provision in our Bylaws, the Secretary must receive notice of any stockholder proposal or nomination for election as director to be submitted at the 2022 Annual Meeting of Stockholders, but not required to be included in our proxy statement, no earlier than February 2, 2022 and no later than the close of business on March 4, 2022. Sections 2.07 and 3.04 of our Bylaws set forth the information that is required in any written notice of a stockholder proposal or director nomination. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such stockholder proposals.
All stockholder proposals and director nominations pursuant to the advance notice provision or proxy access provision in our Bylaws should be sent to the Secretary at 2805 Dallas Parkway, Suite 400, Plano, TX 75093.

Communications with the Board
Stockholders or other interested parties may communicate with one or more members of the Board by writing to the Board or a specific director at:
Board of Directors (or specific director)
Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, TX 75093

Communications addressed to individual Board members will be forwarded by the Secretary to the individual addressee. Any communications addressed to the Board will be forwarded by the Secretary to the Chairman of the Board.

Costs of Solicitation
The costs of solicitation, if any, will be borne by Green Brick. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. Green Brick will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Electronic Delivery
This year we have elected to take advantage of the SEC's rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite stockholders' receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. If you would like to receive a paper copy of the proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to receive a paper copy.

Householding
We utilize a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicative printing costs and postage fees.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold shares of our Common Stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Broadridge as indicated above.

Available Information
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2020 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, on the Internet at www.greenbrickpartners.com. Stockholders who wish to obtain a paper copy of our 2020 Form 10-K may do so without charge by writing to Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093, Attention: Investor Relations. A copy of any exhibit to the 2020 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

GREEN BRICK PARTNERS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/01/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GRBK2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/01/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Elizabeth K. Blake
02) Harry Brandler
03) James R. Brickman
04) David Einhorn
05) John R. Farris
06) Kathleen Olsen
07) Richard S. Press

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. To ratify the appointment of RSM US LLP as the Independent Registered Public Accounting Firm of the Company to serve for the 2021 fiscal year.	▢	▢	▢

NOTE: Any other matters that may come before the meeting or any adjournments thereof will be voted in the best judgment of the proxies.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000507840_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

GREEN BRICK PARTNERS, INC.
Annual Meeting of Stockholders
June 2, 2021 at 10:00 A.M. Central Time
This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) James R. Brickman and Richard A. Costello, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GREEN BRICK PARTNERS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., CDT on June 2, 2021 in virtual-only format at www.virtualshareholdermeeting.com/GRBK2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and will be voted in the best judgment of the proxies on any other matters that may come before the meeting or any adjournments thereof.

0000507840_2 R1.0.0.177

Continued and to be signed on reverse side